Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE
Contact:

Kevin P. McCarty
Director of Investor Relations
Intermec, Inc.
425-265-2472
kevin.mccarty@intermec.com

INTERMEC REPORTS RECORD THIRD QUARTER REVENUES

•	Revenues of $234M, up 14% over Q3’07
•	Diluted EPS of $0.18, up from $0.07 in Q3’07

EVERETT, Wash. – October 30, 2008 – Intermec, Inc. (NYSE: IN) today announced financial results for its third quarter, which ended September 28, 2008.

Third quarter 2008 revenues of $234 million and net earnings from continuing operations of $11.0 million, or $0.18 per diluted share, compared to 2007 third quarter revenues of $206 million and net earnings from continuing operations of $4.4 million, or $0.07 per diluted share. Third quarter 2008 results included a restructuring charge of $3.3 million or $0.03 per diluted share and $1.2 million in transition costs associated with the previously announced final assembly and service depot relocation initiative.

“Intermec executed very well in the third quarter, delivering record revenue, strong earnings results and solid cash flow from operations,” said Patrick J. Byrne, President and CEO. “In this uncertain economic environment, Intermec is focused on meeting customer needs with compelling new products, while accelerating our transformation initiatives in order to position the company for our target business model.”

Third Quarter 2008 Operating Performance

•
Geographically, North American revenues increased 28 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 5 percent over the prior year period; Asia Pacific (APAC) decreased 28 percent and Latin American revenues were flat.

•
Systems and Solutions revenue increased 23 percent and Printer & Media revenue decreased 1 percent over the comparable prior-year period. Service revenue increased 5 percent compared to the prior-year period.

•	Gross profit margins increased 120 basis points to 39.1 percent and product gross margins increased 110 basis points to 38.7 percent over the third quarter of 2007.

~~•~~	The Company’s third quarter 2008 effective tax rate was 35 percent compared with 16 percent in the prior-year quarter.

•
The Company’s cash equivalents and short-term investment position at the end of the third quarter totaled $202 million. Net cash provided by operating activities was $15.5 million for the third quarter of 2008.

Recent Product Introductions

•
The new CK3 includes a broad range of data collection and communication features which enables it to perform a variety of in-premise applications. Built on the same robust and proven architecture as many of our successful products, including the CN3, it combines the best-of-class platform components including Microsoft’s latest embedded operating system Windows Mobile 6.1 and Cisco Compatible Extensions.

•
The new PB2 and PB3 commercial mobile receipt printers providing low cost, wearable receipt printing solutions for DSD/route accounting, retail queue busting and field service applications. The lightweight two-inch and three-inch printers seamlessly complement the Intermec mobile computer line.

Outlook - Fourth Quarter 2008

Intermec announced its financial forecast for the fourth quarter of 2008, which reflects an economic slowdown and weaker foreign currencies.

•	Revenues are expected within a range of $220 million to $230 million.

•
EPS are expected within a range of $0.14 to $0.18 per diluted share, including the expected impact of restructuring and transition related costs associated with the final assembly and service depot relocation, announced in July 2008.

•	The restructuring costs are expected to be $0.7 million to $1.2 million, or $0.01 per diluted share.

•	The transition related costs are expected to be $1.5 million to $2.5 million.

Conference Call Information

Intermec will hold its conference call on October 30, 2008 at 5 p.m. ET (2 p.m. PT).  The call will be hosted by Intermec President and Chief Executive Officer Patrick J. Byrne, SVP and Chief Financial Officer Lanny H. Michael, SVP Global Sales and Services Michael A. Wills, and Director of Investor Relations Kevin P. McCarty.

The dial-in numbers for participants are 1-(800) 621-8495 (US); 1-(210) 234-0002 (International); Passcode: (“Intermec”). The call will be broadcast on the Internet via a link from the investor’s Web page at the Intermec website at www.intermec.com/InvestorRelations

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)
Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding: potential increases in revenue or in product or service volumes; our objectives for sales channel mix and target customer markets; our ability to develop, market and launch new or enhanced products and platforms as planned; customer acceptance of our products and technologies; our ability to improve business processes; our ability to successfully transition product final assembly to a third party and to realize intended business and financial benefits from the transition; our ability to improve gross margins or profits; our cost reduction plans; our view of general economic and market conditions; and our revenue, expense, earnings or financial outlook for the fourth quarter of 2008 or any future period.  They also include statements about our ability to compete effectively with our current products and newly launched products, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage our research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth, and about the applicability of accounting policies used in our financial reporting. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in  our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.

INTERMEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	28, 2008	30, 2007	28, 2008	30, 2007

Revenues
Product	$195,727	$169,219	$555,756	$480,669
Service	38,656	36,787	113,667	115,178
Total revenues	234,383	206,006	669,423	595,847
Costs and Expenses
Cost of product revenues	119,948	105,536	335,842	306,454
Cost of service revenues	22,783	22,404	65,642	65,611
Research and development	15,000	16,006	48,665	48,977
Selling, general and administrative	57,271	57,527	175,415	162,890
Flood related charge	-	-	1,122	-
Restructuring	3,337	-	3,337	-
Total costs and expenses	218,339	201,473	630,023	583,932

Operating profit from continuing operations	16,044	4,533	39,400	11,915
Interest income	874	2,910	3,720	7,930
Interest expense	(156)	(2,204)	(2,291)	(6,847)
Earnings from continuing operations before taxes	16,762	5,239	40,829	12,998
Provision for income taxes	5,784	847	14,423	5,108
Earnings from continuing operations	10,978	4,392	26,406	7,890
Loss from discontinued operations, net of tax	-	-	-	(1,283)
Net earnings	$10,978	$4,392	$26,406	$6,607

Basic earnings per share
Continuing operations	$0.18	$0.07	$0.43	$0.13
Loss from discontinued operations	-	-	-	(0.02)
Net earnings per share	$0.18	$0.07	$0.43	$0.11

Diluted earnings per share
Continuing operations	$0.18	$0.07	$0.43	$0.13
Loss from discontinued operations	-	-	-	(0.02)
Net earnings per share	$0.18	$0.07	$0.43	$0.11

Shares used in computing earnings (loss) per share
Basic	61,238	60,484	61,121	60,242
Diluted	61,644	61,325	61,599	61,099

INTERMEC, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	September	December
	28, 2008	31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$201,854	$237,247
Short-term investments	304	28,230
Accounts receivable, net of allowance for doubtful accounts
and sales returns of $12,727 and $12,854	150,810	191,487
Inventories	122,491	113,145
Net current deferred tax assets	61,480	61,532
Other current assets	16,755	14,690
Total current assets	553,694	646,331

Property, plant and equipment, net	42,572	47,732
Intangibles, net	3,799	4,138
Net deferred tax assets	141,695	150,154
Other assets	51,454	52,280
Total assets	$793,214	$900,635

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Accounts payable and accrued expenses	$103,244	$141,667
Payroll and related expenses	27,345	32,170
Deferred revenue	44,434	49,020
Current portion of long-term debt	-	100,000
Total current liabilities	175,023	322,857

Long-term deferred revenue	26,340	20,109
Other long-term liabilities	75,677	73,558

Shareholders' investment:
Common stock, 250,000 shares authorized, 61,725 and 61,192 shares issued and outstanding	617	612
Additional paid-in-capital	694,234	679,241
Accumulated deficit	(170,891)	(196,795)
Accumulated other comprehensive (loss) income	(7,786)	1,053
Total shareholders' investment	516,174	484,111
Total liabilities and shareholders' investment	$793,214	$900,635

INTERMEC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September	September
	28, 2008	30, 2007 (as restated)

Cash and cash equivalents at beginning of year	$237,247	$155,027

Cash flows from operating activities of continuing operations:
Net earnings from operations	26,406	6,607
Net loss from discontinued operations	-	1,283
Adjustments to reconcile net earnings (loss) to net cash
provided by (used in) operating activities of continuing operations:
Depreciation and amortization	11,770	9,601
Deferred taxes	12,099	3,598
Excess tax benefits from stock-based payment arrangements	(937)	(2,232)
Changes in working capital and other operating activities	(11,057)	2,937
Net cash provided by operating activities of continuing operations	38,281	21,794

Cash flows from investing activities of continuing operations:
Capital expenditures	(9,880)	(10,136)
Purchases of investments	(760)	(1,465)
Proceeds on sale of property, plant and equipment	5,497	-
Sale of investments	28,515	1,407
Other investing activities	(2,827)	(1,702)
Net cash provided by (used in) investing activities of continuing operations	20,545	(11,896)

Cash flows from financing activities of continuing operations:
Repayment of debt	(100,000)	-
Excess tax benefits from stock-based payment arrangements	937	2,232
Stock options exercised	4,167	5,654
Other financing activities	2,165	1,756
Net cash (used in) provided by financing activities of continuing operations	(92,731)	9,642

Net cash provided by investing activities of discontinued operations	-	1,601
Effect of exchange rate changes on cash and cash equivalents	(1,488)	9,137

Resulting increase in cash and cash equivalents	(35,393)	30,278

Cash and cash equivalents at end of period	$201,854	$185,305